Exhibit 10.1

November 26, 2013

Mr. Walter J. McBride

116 Via Toluca

San Clemente, CA 92672

Dear Chuck:

Thank you for your interest in joining Iteris, Inc. as our Vice President, Finance and Chief Financial Officer starting on December 3, 2013, or on another mutually agreed upon date.  This letter will confirm the details of our offer.

•                  In your position as our Vice President of Finance and Chief Financial Officer you will be reporting to Abbas Mohaddes, our President and CEO.  Your initial monthly base rate of pay will be $27,333.34 (equivalent to approximately $328,000/year); this position is classified as exempt.  We are paid on a bi-weekly basis.

•                  In this role you will be responsible for directing our overall financial operations. Responsibilities will include strategic and operating planning, financial forecasting, mergers and acquisition, etc.  You will oversee all financial functions including accounting, budget, credit, insurance, tax, and treasury; you will also be responsible for supervising our IT group.

•                  Provided that you are still employed in good standing by Iteris as of March 31, 2014, you will be entitled to a cash bonus in the amount of $40,000.  Such payment will likely occur in June or July of 2014. Thereafter, you will be eligible to participate in our executive bonus plan of the Company then in effect and to receive any bonus compensation at the sole discretion of the Board of the Company’s Compensation Committee.  The term “Target Bonus” shall mean the bonus potential established for your position by the Board or a committee thereof for the applicable fiscal year; provided however, the Target Bonus for the fiscal year ending March 31, 2015 is intended to be equal to fifty percent (50%) of your base salary subject to approval of the Board’s Compensation Committee and the set performance criteria.  You will not be eligible for any bonus for any year in the event that your employment terminates at any time on or before the end of the fiscal year.

•                  Abbas will make a recommendation to the Compensation Committee to award you 100,000 shares of Iteris stock. Iteris’ regular four (4) year vesting schedule will be applied to these shares. Abbas will also recommend that the Compensation Committee approve that vesting of the options accelerate upon termination without Cause or for Good Reason within one year following a Change in Control, with such terms defined in the award agreements and subject to the 2007 Omnibus Incentive Plan.

As an Iteris associate, you will be eligible to participate in our benefits program.  Benefits (which may require contribution and/or co-pays) currently include the following pursuant to the terms and conditions of the applicable Summary Plan Description (you should refer to the Summary Plan Descriptions for information and the terms of such Plans themselves govern):

•                  Health insurance coverage including medical, dental and vision

•                  Group life and disability insurance

•                  Paid holidays and Christmas shutdown period

•                  Personal time off (PTO) of 20 days per year with the time accrued each pay period (earned at 6.15 hours each pay period) and subject to a maximum accrual cap of 320 hours (40 days)

•                  Educational reimbursement plan

•                  Computer purchase assistance

•                  401(k) Plan

Please refer to the enclosed summary of benefits for more information on these and other benefits.  In all instances the terms of the plans themselves (not a description or summary of them) will govern.

As for the legal aspects of this letter:

1.              There are, of course, no guarantees on the benefit plans continuing in their present coverage or benefit levels.

2.              Iteris is an at will employer and as such, we reserve the right to terminate your employment at any time.

3.              This offer is conditional and subject to you successfully passing a post-employment offer screening for illegal substances, at our expense, and if applicable, a physical directly related to the job requirements.  Please contact Sandy Metzger at 949-270-9653 for an appointment with a clinic in your area.

4.              As a condition of employment, you agree to abide by Iteris’ rules and regulations concerning the terms of your employment, including a mandatory arbitration clause regarding any controversy over the termination of your employment.  That policy is set forth on the attached Arbitration Agreement which requires your signature.

Chuck, we see exciting growth opportunities with Iteris and we are all looking forward to your joining the team.

Please sign this letter and the attached agreement and return via e-mail or fax (949) 270-9406. This offer expires at the end of the day, Wednesday, November 27, 2013.  Feel free to contact Abbas or me if you need any further information or have any questions.

Sincerely,

/s/ Cathy Steger
Cathy Steger
Director, Human Resources
Iteris, Inc.

Accepted:	/S/ WALTER J. MCBRIDE

Date:	11-26-13

Anticipated Start Date:	12-3-13